Exhibit 99
Piper Sandler Companies Reports First Quarter 2020 Results
MINNEAPOLIS—May 1, 2020—Piper Sandler Companies (NYSE: PIPR) today announced its results for the first quarter of 2020.
"We achieved good results for the first quarter driven by investment banking to start, followed by our trading businesses later in the quarter. The global COVID-19 pandemic rapidly changed the operating environment, which started off strong and finished March with a worldwide downturn significantly impacting the business outlook," said Chad R. Abraham, chief executive officer. "We remain committed to serving the best interests of our employees, clients, shareholders, and the communities in which we live and work, as we have done throughout our 125-year history."

	First Quarter 2020 Results
	U.S. GAAP			Adjusted (1)
(Dollars in millions, except per share data)	Q1	vs.	vs.	Q1	vs.	vs.
	2020	Q4-19	Q1-19	2020	Q4-19	Q1-19
Net revenues	$236.2	-15%	29%	$244.9	-12%	34%
Net income/(loss) applicable to Piper Sandler Companies	$(14.7)	N/M	N/M	$25.4	-39%	15%
Earnings/(loss) per diluted common share	$(1.07)	N/M	N/M	$1.48	-49%	-2%
(1) A non-U.S. GAAP ("non-GAAP") measure. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information." We believe that presenting our results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of our operating results across periods.

FINANCIAL & BUSINESS HIGHLIGHTS
•Net revenues for the first quarter of 2020 reflect solid results from investment banking, and strong performances from our institutional brokerage businesses driven by robust activity in an extremely volatile market.
•Investment banking generated revenues of $159.0 million for the first quarter of 2020 driven by the breadth of our platform combined with constructive markets in the first two months of the quarter.
•For the first quarter of 2020, equity brokerage generated revenues of $47.9 million. We traded approximately 3.7 billion shares during the quarter, an increase of 63% sequentially, reflecting our trusted client relationships, broad product capabilities, and premier execution services.
•Fixed income services generated revenues of $41.3 million for the first quarter of 2020, an increase of 89% sequentially. The addition of Sandler O'Neill and their deep relationships with banks, combined with our municipal expertise, drove strong results.
•On a U.S. GAAP basis, we recorded a net loss of $14.7 million, or $1.07 per diluted common share, driven by increased acquisition-related expenses associated with Sandler O'Neill and Weeden & Co.
•On an adjusted basis, we recorded net income of $25.4 million, or $1.48 per diluted common share.
•Our capital and liquidity positions remain strong, which we believe will allow us to effectively navigate this market environment.

STRATEGIC UPDATES
•The COVID-19 pandemic caused rapid changes globally to the operating environment of businesses resulting in the implementation of various business continuity plans.
•We transitioned over 90% of our employees to remote working environments.
•Our technology and operations team has been superb and our infrastructure has been resilient in supporting our remote workforce and surge in activity, allowing for constant communication with our clients, and internally with employees.
•We remain focused on delivering the best advice and service to our clients through this challenging environment.
•We completed the acquisition of The Valence Group, a premier international investment bank specializing in the chemicals, materials and related sectors, on April 3, 2020. The acquisition adds another industry-leading advisory practice to further broaden and diversify our platform, and strengthens our presence in Europe.
•Piper Jaffray Companies and Sandler O'Neill + Partners, L.P. merged on January 3, 2020 to become Piper Sandler Companies. The fiscal year 2020 financial results include Sandler O'Neill beginning from the date of merger.

TALENT
•Promoted our largest class of internally developed investment bankers to managing directors, and we ended the quarter with 128 investment banking managing directors, representing one of the broadest middle-market platforms on the street.
•Expanded our diversified industrials and services investment banking group with the hiring of three managing directors.

CAPITAL
•Declared a quarterly cash dividend of $0.20 per share, lower compared to the previous quarter as we prudently manage capital and maintain our balance sheet strength and flexibility during this time of uncertainty. This dividend will be paid on June 12, 2020 to shareholders of record as of May 29, 2020.
•During the first quarter of 2020, we returned an aggregate of $33.4 million to shareholders through dividends and share repurchases.

U.S. GAAP SELECTED FINANCIAL DATA
The following summarizes our results on a U.S. GAAP basis.
Effective as of January 1, 2020, we changed our presentation of revenues in the table below to no longer include the allocation of net interest income across products. Management believes this new presentation of revenues provides for a more straightforward comparison to our Preliminary Results of Operations presented on pages 10-11. All historical periods have been restated accordingly.

	Three Months Ended
(Dollars in thousands, except earnings per share)	Mar. 31,	Dec. 31,	Mar. 31,	% Change vs.
	2020	2019	2019	Q4-19	Q1-19
Revenues
Advisory services	$111,226	$143,809	$114,879	-23%	-3%
Corporate financing	25,176	43,442	13,516	-42%	86%
Municipal financing	22,596	31,149	12,666	-27%	78%
Investment banking	158,998	218,400	141,061	-27%	13%

Equity brokerage	47,853	32,034	15,906	49%	201%
Fixed income services	41,290	21,874	19,059	89%	117%
Institutional brokerage	89,143	53,908	34,965	65%	155%

Interest income	6,065	5,830	7,567	4%	-20%
Investment income/(loss)	(13,826)	4,653	1,592	N/M	N/M

Total revenues	240,380	282,791	185,185	-15%	30%

Interest expense	4,212	3,920	2,643	7%	59%

Net revenues	$236,168	$278,871	$182,542	-15%	29%

Non-interest expenses
Compensation and benefits	$188,124	$169,619	$117,127	11%	61%
Non-compensation expenses	82,073	55,370	42,278	48%	94%
Non-interest expenses	$270,197	$224,989	$159,405	20%	70%

Income/(loss) from continuing operations before income tax expense/(benefit)	$(34,029)	$53,882	$23,137	N/M	N/M

Ratios and margin
Compensation ratio	79.7%	60.8%	64.2%
Non-compensation ratio	34.8%	19.9%	23.2%
Pre-tax margin	-14.4%	19.3%	12.7%

Amounts applicable to Piper Sandler Companies
Net income/(loss) from continuing operations	$(14,727)	$38,658	$19,561	N/M	N/M
Loss from discontinued operations	—	—	(139)	N/M	N/M
Net income/(loss)	$(14,727)	$38,658	$19,422	N/M	N/M

Earnings/(loss) per diluted common share
Income/(loss) from continuing operations	$(1.07)	$2.70	$1.33	N/M	N/M
Loss from discontinued operations	—	—	(0.01)	N/M	N/M
Earnings/(loss) per diluted common share	$(1.07)	$2.70	$1.32	N/M	N/M
N/M – Not meaningful

Revenues
For the first quarter of 2020, net revenues of $236.2 million decreased 15% compared to the record-high fourth quarter of 2019 and increased 29% compared to the first quarter of 2019.
Investment banking revenues of $159.0 million for the first quarter of 2020 decreased 27% compared to the sequential quarter and increased 13% compared to the first quarter of 2019.
•Advisory services revenues of $111.2 million for the first quarter of 2020 decreased 23% sequentially driven by lower revenue per transaction. On a year-over-year basis, revenues were essentially flat on an increased number of completed transactions as revenues for the first quarter of 2019 were elevated by the closing of a couple large deals. Offsetting strong activity and markets in the first two months of the quarter, increased volatility and uncertainty associated with COVID-19 influenced activity market-wide to end the first quarter of 2020, and both the number of deals and volumes declined compared to the sequential and prior year quarters. We expect market activity in M&A to remain subdued during this unprecedented time; however, we believe the breadth of our products and diversification of our platform should drive continued activity, albeit at levels lower than recent years.
•Corporate financing revenues, which include equity and debt financing for corporate clients, of $25.2 million for the first quarter of 2020 reflect strong book run deal activity centered around healthcare. Corporate financing revenues in the current quarter decreased 42% compared to the fourth quarter of 2019, which was at a decade high, driven by fewer completed deals and less conducive markets. Corporate financing revenues increased 86% compared to the first quarter of 2019 driven by more book run equity deals, and the addition of Sandler O'Neill to our platform, which book ran debt offerings for financial services companies. In addition, activity in the year-ago quarter was impacted by the federal government shut-down at the start of 2019. As volatility spiked in March, capital raising activity substantially halted towards the end of the first quarter of 2020. Our pipeline remains strong; however, we expect activity will continue to be slow until the volatility subsides and the market stabilizes.
•Municipal financing revenues, which represent our public finance underwriting business, of $22.6 million for the first quarter of 2020 reflect a strong start to the year driven by robust refunding activity for the first two months of the quarter. Activity for us, and the market, rapidly declined in March due to meaningful volatility in the secondary market. Revenues decreased 27% compared to the strong sequential quarter and increased 78% compared to the first quarter of 2019. We believe that as the market continues to heal, demand should begin to resume for high-quality issuance allowing us to execute on our pipeline of governmental business.
Institutional brokerage revenues of $89.1 million for the first quarter of 2020 increased 65% compared to the fourth quarter of 2019 and 155% compared to the prior-year quarter.
•Equity brokerage revenues of $47.9 million for the first quarter of 2020 increased 49% compared to the sequential quarter and 201% compared to the year-ago quarter. The increased volatility market-wide drove a surge in volumes as investors repositioned in response to the market uncertainty and fund outflows. We generated strong results for the first quarter of 2020 by leveraging our expanded client base, execution expertise, and product capabilities to find liquidity for our clients. While current volatility and volumes remain relatively high, although at levels lower than the first quarter, we believe that our breadth of products and deep client relationships position us to serve clients across all market cycles.
•Fixed income services revenues of $41.3 million for the first quarter of 2020 increased 89% compared to the fourth quarter of 2019 and 117% compared to the prior-year quarter. Revenues for the first quarter of 2020 were driven by strong client activity within banks and municipals. The addition of Sandler O'Neill to our platform and their deep client relationships with banks positioned us to deliver strategic advice around balance sheet management in this time of market volatility. We expect this dynamic to continue as banks shift focus to managing through the continued low interest rate environment. The historically volatile quarter and higher volumes in municipals also drove activity as we provided liquidity to municipal bond funds which saw significant outflows by identifying buyers who took advantage of meaningfully higher yields. Strong client activity was offset in part by trading losses in municipal securities due to the sharp and sudden market dislocation. We expect activity to continue, though not as robust, as clients rely on our expertise even more so during times of uncertainty.

Investment loss of $13.8 million for the first quarter of 2020 includes amounts attributable to noncontrolling interests, and primarily relates to unrealized losses associated with our merchant banking portfolio as the carrying value of that portfolio was marked down to reflect lower equity valuations resulting from an uncertain, and challenging environment.
Non-Interest Expenses
For the first quarter of 2020, non-interest expenses of $270.2 million increased 20% compared to the fourth quarter of 2019 and 70% compared to the prior year quarter.
•Compensation ratio of 79.7% for the first quarter of 2020 increased compared to the sequential quarter and first quarter of 2019. The compensation ratio for the current quarter increased primarily by $29.4 million of acquisition-related compensation expense related to restricted consideration and retention awards associated with the Sandler O'Neill merger, and the earn out associated with the acquisition of Weeden & Co.
•Non-compensation expenses of $82.1 million for the first quarter of 2020 increased 48% compared to the sequential quarter and 94% compared to the year-ago period. Non-compensation expenses were higher in the current quarter driven by the addition of Sandler O'Neill, increased acquisition-related non-compensation costs, and higher intangible asset amortization. In addition, compared to the first quarter of 2019, non-compensation costs increased driven by a full quarter of Weeden & Co. on our platform.
Pre-Tax Income
For the first quarter of 2020, we recorded a pre-tax loss of $34.0 million compared to pre-tax income of $53.9 million for the fourth quarter of 2019 and pre-tax income of $23.1 million for the first quarter of 2019.
•Pre-tax margin of negative 14.4% for the first quarter of 2020 resulted primarily from higher acquisition-related compensation and non-compensation expenses, and intangible asset amortization. Pre-tax operating margin declined compared to 19.3% for the fourth quarter of 2019 and 12.7% for the year-ago period.
Net Income & Earnings Per Share
For the first quarter of 2020, we recorded a net loss of $14.7 million, or $1.07 per diluted common share. Results for the quarter were adversely impacted by meaningfully higher acquisition-related expenses associated with Sandler O'Neill and Weeden & Co.

NON-GAAP SELECTED FINANCIAL DATA
The following summarizes our results on an adjusted, non-GAAP basis.
Effective as of January 1, 2020, we changed our presentation of revenues in the table below to no longer include the allocation of net interest income across products. Management believes this new presentation of revenues provides a more straightforward comparison to our Non-GAAP Preliminary Selected Summary Financial Information presented on page 12. All historical periods have been restated accordingly.

	Three Months Ended
(Dollars in thousands, except per share data)	Mar. 31,	Dec. 31,	Mar. 31,	% Change vs.
	2020	2019	2019	Q4-19	Q1-19
Adjusted net revenues
Advisory services	$111,226	$143,809	$114,879	-23%	-3%
Corporate financing	25,176	43,442	13,516	-42%	86%
Municipal financing	22,596	31,149	12,666	-27%	78%
Investment banking	158,998	218,400	141,061	-27%	13%

Equity brokerage	47,853	32,034	15,906	49%	201%
Fixed income services	41,290	21,874	19,059	89%	117%
Institutional brokerage	89,143	53,908	34,965	65%	155%

Interest income	6,065	5,830	7,567	4%	-20%
Investment income/(loss)	(7,290)	2,158	1,179	N/M	N/M

Total revenues	246,916	280,296	184,772	-12%	34%

Interest expense	1,994	2,072	2,643	-4%	-25%

Adjusted net revenues	$244,922	$278,224	$182,129	-12%	34%

Adjusted operating expenses
Adjusted compensation and benefits	$158,693	$169,187	$114,820	-6%	38%
Adjusted non-compensation expenses	57,216	50,905	40,382	12%	42%
Adjusted operating expenses	$215,909	$220,092	$155,202	-2%	39%

Adjusted operating income	$29,013	$58,132	$26,927	-50%	8%

Adjusted ratios and margin
Adjusted compensation ratio	64.8%	60.8%	63.0%
Adjusted non-compensation ratio	23.4%	18.3%	22.2%
Adjusted operating margin	11.8%	20.9%	14.8%

Adjusted net income	$25,424	$41,504	$22,187	-39%	15%

Adjusted earnings per diluted common share	$1.48	$2.89	$1.51	-49%	-2%
Throughout the press release, including the table above, we present financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). The non-GAAP financial measures include adjustments to exclude: (1) revenues and expenses related to noncontrolling interests, (2) interest expense on senior notes, (3) amortization of intangible assets related to acquisitions, (4) compensation and non-compensation expenses from acquisition-related agreements, (5) acquisition-related restructuring and integration costs and (6) discontinued operations. The adjusted weighted average diluted shares outstanding used in the calculation of non-GAAP earnings per diluted common share contains an adjustment to include the common shares for unvested restricted stock awards with service conditions granted pursuant to the acquisition of Sandler O'Neill. Management believes that presenting results and measures on this adjusted basis alongside U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods, and enhances the overall understanding of our current financial performance by excluding certain items that may not be indicative of our core operating results. The non-GAAP financial measures should be considered in addition to, not as a substitute for, measures of financial performance prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Adjusted Net Revenues
For the first quarter of 2020, adjusted net revenues of $244.9 million decreased 12% compared to the fourth quarter of 2019, which was at a record high. Net revenues increased 34% compared to the first quarter of 2019 driven by strong performances across our institutional brokerage businesses, and the addition of Sandler O'Neill and Weeden & Co. to our platform.
Adjusted Operating Expenses
For the first quarter of 2020, adjusted operating expenses of $215.9 million were essentially flat compared to the sequential quarter and increased 39% compared to the first quarter of 2019.
•Adjusted compensation ratio of 64.8% for the first quarter of 2020 increased compared to the sequential quarter and year-ago period. The adjusted compensation ratio for the current quarter was elevated due to changes in business mix resulting from the unrealized losses in our merchant banking portfolio and trading losses in fixed income services.
•Adjusted non-compensation expenses of $57.2 million for the first quarter of 2020 increased 12% compared to the fourth quarter of 2019 and 42% compared to the year-ago quarter driven primarily by the addition of Sandler O'Neill. In addition, adjusted non-compensation costs increased compared to the year-ago quarter due to the addition of Weeden & Co.
Adjusted Operating Income
For the first quarter of 2020, adjusted operating income of $29.0 million decreased 50% compared to the sequential quarter and increased 8% compared to the first quarter of 2019.
•Adjusted operating margin of 11.8% for the first quarter of 2020 was impacted by the elevated adjusted compensation ratio. Adjusted operating margin decreased compared to 20.9% for the fourth quarter of 2019 and 14.8% for the year-ago period.
Adjusted Net Income & Adjusted Earnings Per Share
For the first quarter of 2020, adjusted net income of $25.4 million, or $1.48 of adjusted earnings per diluted common share, decreased compared to the fourth quarter of 2019 which reflected record revenue levels. Adjusted net income of $25.4 million increased 15% compared to the first quarter of 2019 due to a lower tax rate. Adjusted earnings per diluted common share were essentially flat compared to the year-ago quarter as the impact of a higher share count, which resulted from the merger with Sandler O'Neill, was offset by the benefit of the lower tax rate.

DEAL INFORMATION

	Three Months Ended
(Dollars in billions)	Mar. 31,	Dec. 31,	Mar. 31,	% Change vs.
	2020	2019	2019	Q4-19	Q1-19
Advisory services
Aggregate transaction value	$7.6	$8.0	$11.9	-5%	-36%
Total transactions	57	59	35	-3%	63%

Corporate financings
Total transactions	20	25	12	-20%	67%
Book run transactions	14	19	7	-26%	100%

Municipal negotiated issues
Aggregate par value	$3.6	$4.7	$1.7	-23%	112%
Total issues	146	219	84	-33%	74%

TAXES
For the first quarter of 2020, we recorded $5.7 million of tax benefits, the majority of which resulted from enactment of the Coronavirus Aid, Relief and Economic Security Act ("the CARES Act") by the U.S. federal government on March 27, 2020 in response to the COVID-19 pandemic. The CARES Act contains tax provisions allowing a five year carry back of corporate federal tax years 2018, 2019, and 2020, to periods when the corporate federal tax rate was 35%. Excluding the $5.7 million of tax benefits, our non-GAAP effective tax rate was 26.4%.
For the first quarter of 2019, we recorded a tax benefit of $1.7 million, related to restricted stock awards vesting at values greater than their respective grant date price. Excluding the impact of this tax benefit, our non-GAAP effective tax rate was 23.9%.
CAPITAL
Dividends
On May 1, 2020, our Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.20 per share, lower compared to the previous quarter as we prudently manage capital and maintain our balance sheet strength and flexibility during this time of uncertainty. This dividend will be paid on June 12, 2020, to shareholders of record as of the close of business on May 29, 2020.
In the first quarter of 2020, we paid an aggregate of $16.1 million, or $1.125 per share of the company's common stock, to shareholders. Dividends paid in the first quarter of 2020 included the special annual cash dividend on the company's common stock of $0.75 per share, and a quarterly dividend on the company's common stock of $0.375 per share. Both the special annual dividend and quarterly dividend were paid on March 13, 2020 to shareholders of record as of the close of business on March 2, 2020.
Share Repurchases
During the first quarter of 2020, we repurchased approximately 95,000 shares of the company's common stock at an average price of $85.27 per share, from restricted stock award recipients selling shares upon the award vesting to meet their employment tax obligations. We also repurchased approximately 129,000 shares, at an average price of $71.58 per share, pursuant to our share repurchase authorization. The aggregate amount of approximately 223,000 shares, or $17.3 million, were repurchased at an average price of $77.38 per share.
Our capital and liquidity positions remain strong, our leverage is low, and our risk posture remains conservative. We remain prudent in allocating capital and reducing inventory levels as we continue to adapt and respond to the changing market conditions.
COVID-19 IMPACT
The decline in the macroeconomic outlook and the increase in market uncertainty has negatively impacted our overall results of operations and our equities investment banking operations in particular. Within the current environment, we expect that M&A advisory activity will be significantly below that of previous years, and the timing of transaction closings may be prolonged, as the market conditions typically required for these transactions are challenged. Although we are starting to see some activity in restructuring, balance sheet advisory and a ramp in corporate equity and debt new issues, and the recent financial market volatility was beneficial for our institutional brokerage businesses, the increased activity in these businesses will not be sufficient to offset the decline in M&A advisory engagements.
It is uncertain how long and to what extent the COVID-19 pandemic and the associated economic and market downturn will negatively impact our business. A further decrease in demand for our financial services could negatively impact our liquidity position and our growth strategy. The length and degree of the impact will likely be correlated to the length and depth of the economic slowdown, which will determine the speed of the recovery of the U.S. and global equity and credit markets. Any concern or doubts in the market about the pace or ability of normal economic activity to resume, or the efficacy or adequacy of the government measures enacted to support the global economy, could further erode the outlook for macroeconomic conditions and business confidence, and cause further decreases in our equities investment banking revenues. In addition, to the extent that the primary sectors that are covered by our equities investment banking business take longer to recover due to the erosion of economic conditions in those sectors, such as the energy or consumer sectors, our equities investment banking business could continue to be negatively impacted even after other sectors begin to experience a recovery.
Market access to working capital, short-term and long-term financing opportunities, and the ability to raise capital may be impacted significantly during these periods of economic distress. Our ability to fund operations, make capital investments or commitments, maintain compliance with our debt covenants, fund the payment of shareholder dividends, and repurchase shares of our common stock may be adversely affected, depending on the total impact and length of the disruption. We continue to regularly monitor our cash levels, liquidity, regulatory capital requirements, and debt covenants in light of the pandemic.
ADDITIONAL INFORMATION

	Mar. 31,	Dec. 31,	Mar. 31,
	2020	2019	2019
Human Capital
Full-time employees	1,537	1,541*	1,181
Investment banking managing directors	128	122*	91

Shareholder Information**
Common shareholders’ equity (in millions)	$729.6	$731.3	$661.3

Common shares outstanding (in millions)	13.8	13.7	13.5
Restricted shares outstanding (in millions)	3.4	0.7	0.8
Total shares outstanding (in millions)	17.2	14.4	14.3
* Amount is as of January 3, 2020 in order to include full-time employees from Sandler O'Neill who joined our platform as a result of the closing of the merger. Management believes that presenting the number of employees on a combined basis provides a better illustration of our go-forward workforce.
** Amounts presented within Shareholder Information reflect continuing and discontinued results.
Conference Call with Management
Chad R. Abraham, chief executive officer; Debbra L. Schoneman, president; and Timothy L. Carter, chief financial officer, will host a conference call to discuss the financial results on Friday, May 1, 2020, at 9 a.m. Eastern Time (8 a.m. Central Time). Participants can access the call by dialing 888-810-0209 (toll-free domestic) or 706-902-1361 (international) and referencing reservation number: 3271854. Callers should dial in at least 15 minutes prior to the call time. A live audio webcast of the call will be available through the company's website at www.pipersandler.com.
A recording of the conference call will be available for replay approximately three hours following the completion of the live call. Participants can listen to the recording by dialing 855-859-2056 and referencing reservation number: 3271854. A replay of the audio webcast will also be available through the company’s website referenced above.
About Piper Sandler
Piper Sandler Companies (NYSE: PIPR) is a leading investment bank and institutional securities firm driven to help clients Realize the Power of Partnership®. Securities brokerage and investment banking services are offered in the U.S. through Piper Sandler & Co., member SIPC and NYSE; in Europe through Piper Sandler Ltd., authorized and regulated by the U.K. Financial Conduct Authority; and in Hong Kong through Piper Sandler Hong Kong Ltd., authorized and regulated by the Securities and Futures Commission. Asset management products and services are offered through separate investment advisory affiliates.
© 2020. Since 1895. Piper Sandler Companies, 800 Nicollet Mall, Minneapolis, Minnesota 55402-7036

Investor Relations Contact
Tim Carter
Tel: 612 303-5607
timothy.carter@psc.com
Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about the outlook for future periods for corporate advisory (i.e., M&A), capital markets, and public finance transactions (including our performance in specific sectors), current deal pipelines (or backlogs), the uncertainty regarding the scope and impact of COVID-19, revenue levels from recent transactions (i.e., The Valence Group, Sandler O'Neill, and Weeden & Co.), areas of potential growth and market share gains for the company (e.g., sectors within corporate advisory or geographic regions within public finance), economic and market conditions (including the outlook for equity markets, municipal issuance, and the interest rate environment), our recruiting pipeline, the state of our equity and fixed income brokerage businesses, anticipated financial results for future periods (including expectations regarding revenue levels, non-compensation expenses, effective tax rate, compensation ratio, compensation and benefits expense, operating margins, return on equity, and earnings per share), our strategic priorities, including growth of investment banking, the payment of our quarterly and special dividends to our shareholders, our share repurchase program, the expected benefits and integration of our recent acquisitions of The Valence Group, Sandler O'Neill, and Weeden & Co., or other similar matters.
Forward-looking statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the following:
•revenues from corporate advisory (i.e., M&A) engagements and equity and debt financings may vary materially depending on the number, size, and timing of completed transactions, and completed transactions do not generally provide for subsequent engagements;
•the duration, extent and severity of the recent COVID-19 pandemic, including its impacts across our business, operations and employees and on economies and markets more generally;
•the expected benefits of our recent acquisitions of The Valence Group, Sandler O'Neill and Weeden & Co. may take longer than anticipated to achieve or may not be achieved in their entirety or at all, and will in part depend on our ability to retain and hire key personnel, and the costs or difficulties relating to the combination of the businesses may be greater than expected and may adversely affect our results of operations;
•market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;
•the volume of anticipated transactions – including corporate advisory (i.e., M&A), equity financing, and debt financing – and the corresponding revenues from the transactions may vary from quarter to quarter significantly, particularly if there is a decline in macroeconomic conditions or the financial markets;
•interest rate volatility, especially if the changes are rapid or severe, could negatively impact our fixed income institutional business and the negative impact could be exaggerated by reduced liquidity in the fixed income markets; and
•our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results.
A further listing and description of these and other risks, uncertainties and important factors can be found in the sections titled "Risk Factors" in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2019, and updated in our subsequent reports filed with the SEC (available at our Web site at www.pipersandler.com and at the SEC Web site at www.sec.gov).
Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
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Piper Sandler Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited)

	Three Months Ended					Percent Inc/(Dec)
(Amounts in thousands, except per share data)	Mar. 31,	Dec. 31,		Mar. 31,		1Q '20	1Q '20
	2020	2019		2019		vs. 4Q '19	vs. 1Q '19

Revenues:
Investment banking	$158,998	$218,400		$141,061		(27.2)%	12.7%
Institutional brokerage	89,143	53,908		34,965		65.4	154.9
Interest income	6,065	5,830		7,567		4.0	(19.8)
Investment income/(loss)	(13,826)	4,653		1,592		N/M	N/M
Total revenues	240,380	282,791		185,185		(15.0)	29.8

Interest expense	4,212	3,920		2,643		7.4	59.4

Net revenues	236,168	278,871		182,542		(15.3)	29.4

Non-interest expenses:
Compensation and benefits	188,124	169,619		117,127		10.9	60.6
Outside services	8,439	11,320		8,571		(25.5)	(1.5)
Occupancy and equipment	12,238	10,427		8,349		17.4	46.6
Communications	11,634	8,161		7,865		42.6	47.9
Marketing and business development	10,039	7,425		6,738		35.2	49.0
Deal-related expenses	4,940	7,983		4,728		(38.1)	4.5
Trade execution and clearance	7,151	3,593		1,806		99.0	296.0
Restructuring and integration costs	1,902	1,783		—		6.7	N/M
Intangible asset amortization	9,878	1,563		753		532.0	N/M
Other operating expenses	15,852	3,115		3,468		408.9	357.1
Total non-interest expenses	270,197	224,989		159,405		20.1	69.5

Income/(loss) from continuing operations before income tax expense/(benefit)	(34,029)	53,882		23,137		N/M	N/M

Income tax expense/(benefit)	(11,774)	13,848		4,192		N/M	N/M

Income/(loss) from continuing operations	(22,255)	40,034		18,945		N/M	N/M

Discontinued operations:
Loss from discontinued operations, net of tax	—	—		(139)		N/M	N/M

Net income/(loss)	(22,255)	40,034		18,806		N/M	N/M

Net income/(loss) applicable to noncontrolling interests	(7,528)	1,376		(616)		N/M	N/M

Net income/(loss) applicable to Piper Sandler Companies	$(14,727)	$38,658	(a)	$19,422	(a)	N/M	N/M

Net income/(loss) applicable to Piper Sandler Companies’ common shareholders	$(14,727)	$38,006	(a)	$17,835	(a)	N/M	N/M

Continued on the next page

Piper Sandler Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited) – continued

	Three Months Ended					Percent Inc/(Dec)
(Amounts in thousands, except per share data)	Mar. 31,		Dec. 31,	Mar. 31,		1Q '20	1Q '20
	2020		2019	2019		vs. 4Q '19	vs. 1Q '19

Amounts applicable to Piper Sandler Companies
Net income/(loss) from continuing operations	$(14,727)		$38,658	$19,561		N/M	N/M
Net loss from discontinued operations	—		—	(139)		N/M	N/M
Net income/(loss) applicable to Piper Sandler Companies	$(14,727)		$38,658	$19,422		N/M	N/M

Earnings/(loss) per basic common share
Income/(loss) from continuing operations	$(1.07)		$2.77	$1.36		N/M	N/M
Loss from discontinued operations	—		—	(0.01)		N/M	N/M
Earnings/(loss) per basic common share	$(1.07)		$2.77	$1.35		N/M	N/M

Earnings/(loss) per diluted common share (b)
Income/(loss) from continuing operations	$(1.07)		$2.70	$1.33		N/M	N/M
Loss from discontinued operations	—		—	(0.01)		N/M	N/M
Earnings/(loss) per diluted common share	$(1.07)		$2.70	$1.32		N/M	N/M

Dividends declared per common share	$1.13	(c)	$0.38	$1.39	(d)	197.4%	(18.7)%

Weighted average common shares outstanding
Basic	13,796		13,714	13,204		0.6%	4.5%
Diluted	14,411		14,100	13,530		2.2%	6.5%
N/M — Not meaningful
(a)Piper Sandler Companies calculated earnings per common share using the two-class method, which requires the allocation of distributed and undistributed earnings to participating securities. No allocation of undistributed earnings is made for periods in which a loss is incurred, or for periods in which cash dividends exceed net income resulting in an undistributed loss. Distributed earnings (e.g., dividends) are allocated to participating securities. Participating securities include the Company’s unvested restricted shares for restricted stock awards granted prior to 2019.
(b)Earnings per diluted common share is calculated using the basic weighted average number of common shares outstanding for periods in which a loss is incurred, or for periods in which cash dividends exceed net income resulting in an undistributed loss.
(c)Includes the declaration of a special cash dividend of $0.75 per share and a quarterly cash dividend of $0.375 per share on the Company's common stock.
(d)Includes the declaration of a special cash dividend of $1.01 per share and a quarterly cash dividend of $0.375 per share on the Company's common stock.

Piper Sandler Companies
Preliminary Selected Summary Financial Information (Non-GAAP – Unaudited) (1)

	Three Months Ended			Percent Inc/(Dec)
	Mar. 31,	Dec. 31,	Mar. 31,	1Q '20	1Q '20
(Amounts in thousands, except per share data)	2020	2019	2019	vs. 4Q '19	vs. 1Q '19
Revenues:
Investment banking	$158,998	$218,400	$141,061	(27.2)%	12.7%
Institutional brokerage	89,143	53,908	34,965	65.4	154.9
Interest income	6,065	5,830	7,567	4.0	(19.8)
Investment income/(loss)	(7,290)	2,158	1,179	N/M	N/M
Total revenues	246,916	280,296	184,772	(11.9)	33.6

Interest expense	1,994	2,072	2,643	(3.8)	(24.6)

Adjusted net revenues (2)	$244,922	$278,224	$182,129	(12.0)%	34.5%

Non-interest expenses:
Adjusted compensation and benefits (3)	$158,693	$169,187	$114,820	(6.2)%	38.2%
Ratio of adjusted compensation and benefits to adjusted net revenues	64.8%	60.8%	63.0%

Adjusted non-compensation expenses (4)	$57,216	$50,905	$40,382	12.4%	41.7%
Ratio of adjusted non-compensation expenses to adjusted net revenues	23.4%	18.3%	22.2%

Adjusted operating income (5)	$29,013	$58,132	$26,927	(50.1)%	7.7%
Adjusted operating margin (6)	11.8%	20.9%	14.8%

Interest expense on senior notes	2,218	1,848	—	20.0	N/M

Adjusted income before adjusted income tax expense (7)	$26,795	$56,284	$26,927	(52.4)%	(0.5)%

Adjusted income tax expense (8)	1,371	14,780	4,740	(90.7)	(71.1)

Adjusted net income (9)	$25,424	$41,504	$22,187	(38.7)%	14.6%
Effective tax rate (10)	5.1%	26.3%	17.6%

Adjusted net income applicable to Piper Sandler Companies’ common shareholders (11)	$25,424	$40,801	$20,465	(37.7)%	24.2%

Adjusted earnings per diluted common share	$1.48	$2.89	$1.51	(48.8)%	(2.0)%

Adjusted weighted average diluted common shares outstanding (12)	17,159	14,100	13,530	21.7%	26.8%
N/M — Not meaningful
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(Amounts in thousands, except per share data)	2020	2019	2019

Net revenues:
Net revenues – U.S. GAAP basis	$236,168	$278,871	$182,542
Adjustments:
Revenue related to noncontrolling interests (13)	6,536	(2,495)	(413)
Interest expense on senior notes	2,218	1,848	—
Adjusted net revenues	$244,922	$278,224	$182,129

Compensation and benefits:
Compensation and benefits – U.S. GAAP basis	$188,124	$169,619	$117,127
Adjustments:
Compensation from acquisition-related agreements	(29,431)	(432)	(2,307)
Adjusted compensation and benefits	$158,693	$169,187	$114,820

Non-compensation expenses:
Non-compensation expenses – U.S. GAAP basis	$82,073	$55,370	$42,278
Adjustments:
Non-compensation expenses related to noncontrolling interests (13)	(992)	(1,119)	(1,029)
Acquisition-related restructuring and integration costs	(1,902)	(1,783)	—
Amortization of intangible assets related to acquisitions	(9,878)	(1,563)	(753)
Non-compensation expenses from acquisition-related agreements	(12,085)	—	(114)
Adjusted non-compensation expenses	$57,216	$50,905	$40,382

Income/(loss) from continuing operations before income tax expense/(benefit):
Income/(loss) from continuing operations before income tax expense/(benefit) – U.S. GAAP basis	$(34,029)	$53,882	$23,137
Adjustments:
Revenue related to noncontrolling interests (13)	6,536	(2,495)	(413)
Interest expense on senior notes	2,218	1,848	—
Non-compensation expenses related to noncontrolling interests (13)	992	1,119	1,029
Compensation from acquisition-related agreements	29,431	432	2,307
Acquisition-related restructuring and integration costs	1,902	1,783	—
Amortization of intangible assets related to acquisitions	9,878	1,563	753
Non-compensation expenses from acquisition-related agreements	12,085	—	114
Adjusted operating income	$29,013	$58,132	$26,927
Interest expense on senior notes	(2,218)	(1,848)	—
Adjusted income before adjusted income tax expense	$26,795	$56,284	$26,927

Income tax expense/(benefit):
Income tax expense/(benefit) – U.S. GAAP basis	$(11,774)	$13,848	$4,192
Tax effect of adjustments:
Compensation from acquisition-related agreements	7,088	107	366
Acquisition-related restructuring and integration costs	483	442	—
Amortization of intangible assets related to acquisitions	2,505	383	182
Non-compensation expenses from acquisition-related agreements	3,069	—	—
Adjusted income tax expense	$1,371	$14,780	$4,740

Continued on next page

Piper Sandler Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended
	Mar. 31,	Dec. 31,	Mar. 31,
(Amounts in thousands, except per share data)	2020	2019	2019

Net income/(loss) applicable to Piper Sandler Companies:
Net income/(loss) applicable to Piper Sandler Companies – U.S. GAAP basis	$(14,727)	$38,658	$19,422
Adjustment to exclude net loss from discontinued operations	—	—	(139)
Net income/(loss) from continuing operations	$(14,727)	$38,658	$19,561

Adjustments:
Compensation from acquisition-related agreements	22,343	325	1,941
Acquisition-related restructuring and integration costs	1,419	1,341	—
Amortization of intangible assets related to acquisitions	7,373	1,180	571
Non-compensation expenses from acquisition-related agreements	9,016	—	114
Adjusted net income	$25,424	$41,504	$22,187

Net income/(loss) applicable to Piper Sandler Companies' common shareholders:
Net income/(loss) applicable to Piper Sandler Companies' common shareholders – U.S. GAAP basis	$(14,727)	$38,006	$17,835
Adjustment to exclude net loss from discontinued operations	—	—	(139)
Net income/(loss) from continuing operations	$(14,727)	$38,006	$17,974
Adjustment related to participating shares (14)	—	—	69
	$(14,727)	$38,006	$18,043
Adjustments:
Compensation from acquisition-related agreements	22,343	319	1,790
Acquisition-related restructuring and integration costs	1,419	1,316	—
Amortization of intangible assets related to acquisitions	7,373	1,160	527
Non-compensation expenses from acquisition-related agreements	9,016	—	105
Adjusted net income applicable to Piper Sandler Companies' common shareholders	$25,424	$40,801	$20,465

Earnings/(loss) per diluted common share:
Earnings/(loss) per diluted common share – U.S. GAAP basis	$(1.07)	$2.70	$1.32
Adjustment to exclude net loss from discontinued operations	—	—	(0.01)
Income/(loss) from continuing operations	$(1.07)	$2.70	$1.33
Impact of antidilutive shares in a period of a loss	0.05	—	—
Adjustment for inclusion of unvested acquisition-related stock	(0.28)	—	—
	$(1.30)	$2.70	$1.33

Adjustments:
Compensation from acquisition-related agreements	1.55	0.02	0.13
Acquisition-related restructuring and integration costs	0.10	0.08	—
Amortization of intangible assets related to acquisitions	0.51	0.08	0.04
Non-compensation expenses from acquisition-related agreements	0.62	—	0.01
Adjusted earnings per diluted common share	$1.48	$2.89	$1.51

Weighted average diluted common shares outstanding:
Weighted average diluted common shares outstanding – U.S. GAAP basis	14,411	14,100	13,530
Adjustment:
Unvested acquisition-related restricted stock with service conditions	2,748	—	—
Adjusted weighted average diluted common shares outstanding	17,159	14,100	13,530
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Piper Sandler Companies
Notes to Non-GAAP Financial Schedules
(1)Selected Summary Financial Information are non-GAAP measures. Management believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.
(2)A non-GAAP measure which excludes (a) revenues related to noncontrolling interests (see (13) below) and (b) interest expense on senior notes.
(3)A non-GAAP measure which excludes compensation expense from acquisition-related agreements.
(4)A non-GAAP measure which excludes (a) non-compensation expenses related to noncontrolling interests (see (13) below), (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) non-compensation expenses from acquisition-related agreements.
(5)A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (13) below), (b) interest expense on senior notes, (c) compensation and non-compensation expenses from acquisition-related agreements, (d) acquisition-related restructuring and integration costs and (e) amortization of intangible assets related to acquisitions.
(6)A non-GAAP measure which represents adjusted operating income as a percentage of adjusted net revenues.
(7)A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (13) below), (b) compensation and non-compensation expenses from acquisition-related agreements, (c) acquisition-related restructuring and integration costs and (d) amortization of intangible assets related to acquisitions.
(8)A non-GAAP measure which excludes the income tax benefit from (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs and (c) amortization of intangible assets related to acquisitions.
(9)A non-GAAP measure which represents net income earned by the Company excluding (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) the income tax expense allocated to the adjustments.
(10)A non-GAAP measure which is computed based on a quotient, the numerator of which is adjusted income tax expense and the denominator of which is adjusted income before adjusted income tax expense.
(11)A non-GAAP measure which represents net income applicable to Piper Sandler Companies’ common shareholders excluding (a) compensation and non-compensation expenses from acquisition-related agreements, (b) acquisition-related restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) the income tax expense allocated to the adjustments.
(12)A non-GAAP measure which assumes the vesting of acquisition-related restricted stock with service conditions.
(13)Noncontrolling interests include revenue and expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Sandler Companies.
(14)A non-GAAP measure for which the adjustment related to participating shares excludes the impact of the annual special cash dividend paid to Piper Sandler Companies' common shareholders in the first quarter of 2019.